UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 11, 2008

NeoMagic Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-22009	77-0344424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 988-7020

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2008, NeoMagic Corporation (the "Company") entered into an agreement (the "Agreement") to sell all right, title and interest in and to eighteen of the Company's U.S. patents and one U.S. patent application (the “Patents”) to Faust Communications Holdings, LLC for $12.5 million. The effective date of the Agreement is January 17, 2008. The Agreement includes customary representations and warranties for a transaction of this nature, including representations regarding authority, title and validity. After payment of expenses related to the negotiation of the Agreement, the Company will receive approximately $9.5 million in net proceeds from the sale of the Patents. The parties have agreed to use reasonable efforts to close the transaction on or before February 21, 2008.

The patents and patent application sold relate to certain of NeoMagic’s non-essential patents. The Company has retained a worldwide, royalty-free, non-exclusive, non-sublicensable license under all of the Patents. The Company has no ongoing obligations under the Agreement.

During the negotiations with respect to the Agreement, the Company was represented by The Consortium for Technology Licensing, Ltd. (the "Consortium"). The Consortium will receive fees of approximately $3.0 million upon the closing of the sale of Patents under the Agreement.

Item 7.01 Regulation FD Disclosure.

On January 16, 2008, NeoMagic Corporation issued a press release announcing the agreement to sell eighteen U.S. patents and the rights to one U.S. patent application for net proceeds of approximately $9.5 million. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This information is furnished and shall not be deemed to be "filed."

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated January 16, 2008, announcing entry into a patent sale agreement.*

* Furnished, not filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation (Registrant)

Date: January 17, 2008	/s/ Steven P. Berry
Steven P. Berry
Chief Financial Officer

Exhibit No.	Description

99.1	Press Release dated January 16, 2008, announcing entry into a patent sale agreement.*

* Furnished, not filed.